EXHIBIT 99.1

CHINA DIRECT TRADING CORP. SUBSIDIARY LAUNCHES WEBSITE FOR POKER CARD KEEPERS

FT. LAUDERDALE, Fla., June 13, 2005 (PRIMEZONE) -- China Direct Trading Corp. (OTC BB:CHDT.OB - News) announced today that the Company's subsidiary, Souvenir Direct Inc. (SDI) has launched a retail Website selling Poker Card Keepers. The brand new line of items can be found on http://www.pokercardkeepers.com

The U.S. market has many suppliers selling card guards or keepers, which is an item developed to place over your poker hand signaling to the dealer that you intend to play. These items are currently selling for $10 to $15 each and SDI will begin selling their items for $5 each. SDI has also started to wholesale this item to many of the poker suppliers in the industry and the company has received three orders from three new suppliers during it's first week of marketing. The company will also sell the item into the souvenir industry through its established Las Vegas distributors.

"We are excited to introduce our new line of spinners to the gaming community at a fraction of the cost of existing U.S. suppliers. Our items are unique and will be popular collector's items for the ever-growing poker playing population. Our goal is always to bring the highest quality items to market, at the lowest possible price," said Howard Ullman, CEO of SDI.

About China Direct Trading Corporation

CHDT is a global trading company engaged in product development, manufacturing, distribution, logistics and product placement of souvenirs, gifts and promotional products into mass retail. The company holds patents and sells products to importers, theme parks and direct to retail worldwide. The company recently acquired controlling interest in a premier furniture manufacturer and is looking to continue acquisitions in manufacturing and product distribution companies.

For additional information, please visit http://www.chinadirect tradingco.com
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Reference  to the above Web sites is solely to  provide  additional  information about the businesses of the companies referenced herein.

Forward Looking Statements

This press release contains forward-looking statements. These statements involve risks and uncertainties and actual results may differ. Potential risks and uncertainties include continued competitive pressures in the marketplace; the effect that competitive and economic factors and the Company's reaction to them may have on business buying decisions with respect to the Company's products; More information on potential factors that could affect the Company's financial results is included from time to time in the Company's public reports filed with the SEC. The Company assumes no obligation to update any forward-looking statements or information, which speak as of their respective dates.

CONTACT:

Rubenstein Investor Relations
Tim Clemenson
212-843-9337